Exhibit 99.1

MedQuest, Inc. Announces Record Revenues for the Quarter and Six Months Ended June 30, 2003

Alpharetta, Georgia, August 13, 2003 - MedQuest, Inc., a leading operator of independent, fixed-site, outpatient diagnostic imaging centers, today announced record revenues for the quarter and six months ended June 30, 2003.

Based upon preliminary results, revenues increased to a record $59.6 million for the second quarter of 2003, representing an increase of 18.5%, as compared to revenues of $50.3 million for the second quarter of 2002.  Revenues for the six months ended June 30, 2003 also increased to a record $115.4 million, representing an increase of 19.7%, as compared to revenues of $96.4 million for the six months ended June 30, 2002.  MedQuest operated 81 centers at June 30, 2003 as compared to 70 centers at June 30, 2002.

Income from operations increased to $7.6 million for the second quarter of 2003, as compared to income from operations of $6.9 million for the second quarter of 2002.  Income from operations was $14.2 million for the six months ended June 30, 2003 as compared to $14.5 million for the six months ended June 30, 2002.  In addition, net income before interest expense, income taxes, depreciation and amortization (“EBITDA”) increased to $14.9 million for the second quarter of 2003, representing an increase of 18.3%, as compared to EBITDA of $12.6 million for the second quarter of 2002.  EBITDA for the six months ended June 30, 2003 increased to $28.3 million, representing an increase of 11.4%, as compared to EBITDA of $25.4 million for the six months ended June 30, 2002.

“We were extremely pleased with our revenue and EBITDA growth in the second quarter, especially in light of the less than robust economic climate in the regions in which we operate,” said Gene Venesky, Chairman and Chief Executive Officer of MedQuest, Inc.

Capital expenditures were $5.4 million for the second quarter of 2003 as compared to $7.3 million for the second quarter of 2002.  Capital expenditures were $14.9 million for the six months ended June 30, 2003 as compared to $21.1 million for the six months ended June 30, 2002.  Cash provided by operating activities was $13.5 million for the six months ended June 30, 2003 as compared to $9.6 million for the six months ended June 30, 2002.

MedQuest, Inc. will conduct a conference call to discuss information included in this news release and related matters at 2 p.m. EDT on Thursday, August 14, 2003.  The conference call can be accessed at (800) 901-5226 (domestic) or (617) 786-4513 (international). Interested parties should call at least ten (10) minutes prior to the call to register and should use participant passcode #44805597. The conference call will be broadcast live, and will be available for replay through August 21, 2003, at www.companyboardroom.com using the symbol QEST.

ABOUT MEDQUEST, INC. - MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States. These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, ultrasound, and mammography.  MedQuest, Inc. operates a network of eighty-one centers in thirteen states located primarily throughout the southeastern and southwestern United States.

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding our future growth and profitability, growth strategy and trends in the industry in which we operate. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. We can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for our services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect our ability to do business, actions of our competitors, introduction of new technologies, and risks associated with our acquisition strategy and integration costs and the additional factors and risks contained in our Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 declared effective on April 23, 2003.

Consolidated Statements of Operations (in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Net revenues from services	$59,613	$50,289	$115,360	$96,432
Costs and expenses
Operating expenses	25,815	22,226	50,394	41,519
Marketing, general and administrative expense	18,922	15,503	36,619	29,461
Depreciation and amortization	7,301	5,613	14,182	10,971
Income from operations	7,575	6,947	14,165	14,481
Interest expense, net	6,057	2,982	11,867	6,088
Income before provision for income taxes	1,518	3,965	2,298	8,393
Provision for income taxes	608	1,586	920	3,341
Minority interest	—	—	—	40
Net income	$910	$2,379	$1,378	$5,012

EBITDA Reconciliation (in thousands)

The following table reconciles the difference between net income, as determined under United States of America generally accepted accounting principles, and EBITDA:

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Net income	$910	$2,379	$1,378	$5,012
Interest expense, net	6,057	2,982	11,867	6,088
Provision for income taxes	608	1,586	920	3,341
Depreciation and amortization	7,301	5,613	14,182	10,971

EBITDA	$14,876	$12,560	$28,347	$25,412

This press release contains financial information that is not prepared in accordance with generally accepted accounting principles (“GAAP”).  Investors are cautioned that the non-GAAP financial measures are not to be construed as an alternative to GAAP.  The Company’s management uses EBITDA (earnings before interest, income taxes, depreciation and amortization) in its internal analysis of net income and monitors it to ensure compliance with certain covenants under the Company’s credit facility.  Management believes that EBITDA provides useful information to investors for meaningful comparison to prior periods and analysis of the critical components of results of operations.  Management also believes that EBITDA is a valuable financial measure to investors because it allows them to monitor the Company’s compliance with certain covenants under its credit facility.

Contact:	Thomas C. Gentry
Chief Financial Officer
4300 North Point Parkway
Alpharetta, Georgia 30022
(770) 300-0101